Exhibit 99.1

FOR IMMEDIATE RELEASE

ENNIS, INC. ANNOUNCES CLOSING OF THE SALE OF ITS APPAREL DIVISION

Midlothian, TX. May 26, 2016 — Ennis, Inc. (the “Company”), (NYSE: EBF), today announced that it has completed the previously announced sale of Alstyle Apparel, LLC and its subsidiaries, which constituted the Company’s apparel division (the “Apparel Division”), to Gildan Activewear SRL (“Gildan”), on May 25, 2016, all as more fully described below.

Sale of Apparel Division

As previously announced, the Company and Gildan Activewear Inc. (“Parent”) entered into a Unit Purchase Agreement (the “Purchase Agreement”), dated May 4, 2016 (which agreement was assigned by Parent to Gildan pursuant to Section 10.07 thereof) pursuant to which Gildan agreed to acquire the Apparel Division from the Company (the “Alstyle Transaction”). On May 25, 2016, the Alstyle Transaction was completed for an all-cash purchase price of $109,354,066 (after giving effect to an adjustment for estimated working capital as of April 30 , 2016, which is subject to post-closing adjustment as of the closing date), subject to customary indemnification arrangements and the other terms of such agreement. Concurrently with the closing, the Company and Gildan entered into a transition services agreement, pursuant to which the Company will provide transition assistance to Gildan for certain administrative, financial, human resource and information technology matters, and a sublease agreement, pursuant to which the Company will sublease from Gildan a portion of certain property located in Anaheim, California that is leased by the Apparel Division.

Keith Walters, the Company’s President, Chief Executive Officer and Chairman of the Board, commented by stating, “We are pleased that we have been able to close this transaction so quickly after its announcement in early May. Beginning in the summer of 2015, it has been a time consuming process to affect the sale of this asset, and its completion will allow management to focus on the Print segment and our stated goal of acquiring other printing businesses that meet our criteria. As we indicated in our earlier press release, the Board may consider several options such as, paying down debt, additional share repurchases of our Company stock, and the return of capital to our stockholders in the form of a one-time special dividend. We are pleased that we have been able to conclude this transaction quickly, and continue our focus on our core business. The amount of liquidity generated by this sale will mean a lot to our shareholders. It not only strengthens our balance sheet, but allows us to proceed aggressively with our strategic direction for the Company.”

The description of the Purchase Agreement and the Alstyle Transaction set forth above is qualified in its entirety by reference to the full text of the Purchase Agreement, which was included as part of the Company’s Form 8-K filed with the Securities and Exchange Commission on May 4, 2016.

Financial Information

The Company previously announced its financial results for the quarter and fiscal year ended February 29, 2016 in the Company’s Form 10-K filed on May 11, 2016. Based on presently available information, on a preliminary and unaudited basis, the Company anticipates that it will incur a pre-tax loss on the sale of the Apparel Division to Gildan of between $25 million and $35 million. Based on certain tax elections expected to be made, the Company is expecting to be able to treat the loss as an operating loss for tax purposes.

The Company has provided certain pro forma information concerning the sale of the Apparel Division to Gildan as part of its Form 8-K filed with the Securities and Exchange Commission in connection with the issuance of this press release.

About Ennis

Since 1909, Ennis, Inc. has primarily engaged in the production and sale of business forms and other business products. The Company is one of the largest private-label printed business product suppliers in the United States. Headquartered in Midlothian, Texas, the Company has production and distribution facilities strategically located throughout the USA to serve the Company’s national network of distributors. The Company manufactures and sells business forms, other printed business and commercial products, printed and electronic media, presentation products, flexographic printing, internal bank forms, secure and negotiable documents, envelopes, tags and labels, advertising specialties, adhesive notes, plastic cards and other custom products. For more information, visit www.ennis.com.

Safe Harbor under the Private Securities Litigation Reform Act of 1995

Certain statements contained in this press release that are not historical facts are forward-looking statements that involve a number of known and unknown risks, uncertainties and other factors that could cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievement expressed or implied by such forward-looking statements. The words “anticipate,” “preliminary,” “expect,” “believe,” “intend” and similar expressions identify forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for such forward-looking statements. In order to comply with the terms of the safe harbor, the Company notes that a variety of factors could cause actual results and experience to differ materially from the anticipated results or other expectations expressed in such forward-looking statements. These statements are subject to numerous uncertainties, which include, but are not limited to, the Company’s ability to effectively manage its business functions while growing its business in a competitive environment, the Company’s ability to adapt and expand its services in such an environment and the variability in the prices of cotton, paper and other raw materials. Other important information regarding factors that may affect the Company’s future performance is included in the public reports that the Company files with the Securities and Exchange Commission, including but not limited to, its Annual Report on Form 10-K for the fiscal year ending February 29, 2016. The Company does not undertake, and hereby disclaims, any duty or obligation to update or otherwise revise any forward-looking statements to reflect events or circumstances occurring after the date of this release, or to reflect the occurrence of unanticipated events, although its situation and circumstances may change in the future. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The inclusion of any statement in this release does not constitute an admission by the Company or any other person that the events or circumstances described in such statement are material.

For Further Information Contact:

Mr. Keith S. Walters, Chairman, Chief Executive Officer and President

Mr. Richard L. Travis, Jr., CFO, Treasurer and Principal Financial and Accounting Officer

Mr. Michael D. Magill, Executive Vice President and Secretary

Ennis, Inc.

2441 Presidential Parkway

Midlothian, Texas 76065

Phone: (972) 775-9801

Fax: (972) 775-9820

www.ennis.com

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